Exhibit (99)

Principal Executive Officer and Principal Financial Officer

Certification for Marshall & Ilsley Corporation

The undersigned Principal Executive Officer and Principal Financial Officer of Marshall & Ilsley Corporation (“M&I”) hereby certify, based on their knowledge, that:

(i)	The compensation committee of M&I met three times with M&I’s Chief Risk Officer between January 1, 2009 and the date of this certificate, and during some or all of these meetings discussed, reviewed, and evaluated with the Chief Risk Officer the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to M&I;

(ii)	The compensation committee of M&I met three times with M&I’s Chief Risk Officer between January 1, 2009 and the date of this certificate, and during some or all of these meetings identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of M&I, and identified any features of the employee compensation plans that pose risks to M&I and has limited those features to ensure that M&I is not unnecessarily exposed to risks;

(iii)	The compensation committee of M&I met three times with M&I’s Chief Risk Officer between January 1, 2009 and the date of this certificate, and during some or all of these meetings reviewed the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of M&I to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of M&I will certify to the reviews of the SEO compensation plans and employee compensation plans required under 31 CFR §30.7 in the Compensation Committee Report contained in M&I’s Proxy Statement for the 2010 Annual Meeting of Shareholders ;

(v)	The compensation committee of M&I will provide a narrative description in the Compensation Committee Report contained in M&I’s Proxy Statement for the 2010 Annual Meeting of Shareholders of how it limited the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of M&I,

(B)	Employee compensation plans that unnecessarily expose M&I to risks, and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of M&I to enhance the compensation of an employee;

(vi)	Through the execution of Omnibus Amendment Agreements, M&I has required that bonus payments, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), including the “Interim Final Rule” under 31 CFR Part 30 (hereinafter included when EESA is referenced), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the applicable TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Through the execution of Omnibus Amendment Agreements, M&I has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable TARP period;

(viii)	M&I has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable TARP period;

(ix)	The board of directors of M&I established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and M&I’s primary regulatory agency; this policy has been posted to M&I’s website; M&I and its employees have complied with this policy since the date the policy was put in place (on or before September 14, 2009) through December 31, 2009; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	M&I will permit a non-binding shareholder resolution, in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws, related to approval of the overall executive compensation policies and procedures employed by M&I, as described in M&I’s Proxy Statement for the 2010 Annual Meeting of Shareholders;

(xi)	No later than April 30, 2010, M&I will disclose the amount, nature, and justification for offering, during the 2009 calendar year, any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	No later than April 30, 2010, M&I will disclose whether M&I, the board of directors of M&I, or the compensation committee of M&I has engaged a compensation consultant during the 2009 calendar year and the services the compensation consultant or any affiliate of the compensation consultant provided to M&I, the board, or the compensation committee during the past three years;

(xiii)	Through the execution of Omnibus Amendment Agreements, M&I has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the TARP period;

(xiv)	M&I has substantially complied with all other requirements related to employee compensation that are provided in the agreement between M&I and Treasury, including any amendments;

(xv)	M&I has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified. The determination of the SEOs and the twenty next most highly compensated employees for the current fiscal year has not yet been finalized since commission and bonus computations for some employees and non-qualified retirement plan contributions for calendar year 2009 have not yet been completed; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

/s/ Mark F. Furlong	March 1, 2010
Mark F. Furlong, President and Chief Executive Officer	Date

/s/ Gregory A. Smith	March 1, 2010
Gregory A. Smith, Senior Vice President and Chief Financial Officer	Date